UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2005

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Philadelphia Way, Lanham, Maryland 20706-4417

(Address of principal executive offices)    (ZIP Code)

Registrant’s telephone number, including area code: (301) 731-4233

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On January 19, 2005, Integral Systems, Inc. (the “Company”) amended its line of credit facility with Bank of America, N.A. to change the line of credit’s maturity date from February 28, 2006 to February 28, 2007 and to remove SAT Corporation, Inc., a wholly-owned subsidiary of the Company, as a borrower thereunder. Under the line of credit, the Company can borrow up to $10.0 million for general corporate purposes. Borrowings under the line of credit are due on demand with interest at the London Inter-Bank Offering Rate (LIBOR), plus a spread of 1.5 to 2.4% based on the ratio of funded debt to earnings before interest, taxes and depreciation (EBITDA). The line of credit is secured by the Company’s billed and unbilled accounts receivable and has certain financial covenants, including minimum net worth and liquidity ratios. The Company currently has no amounts outstanding under the line of credit.

Section 2 – Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

Exhibit	Description

10.1	Second Amendment to Revolving Note, dated as of January 19, 2005, by and among Integral Systems, Inc., SAT Corporation, Inc. and Bank of America, N.A.

10.2	Third Amendment to Loan Agreement, dated as of January 19, 2005, by and among Integral Systems, Inc., SAT Corporation, Inc. and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAL SYSTEMS, INC.

By:	/s/ Thomas L. Gough
Thomas L. Gough
President

Date: January 24, 2005

EXHIBIT INDEX

Exhibit Number	Description

10.1	Second Amendment to Revolving Note, dated as of January 19, 2005, by and among Integral Systems, Inc., SAT Corporation, Inc. and Bank of America, N.A.

10.2	Third Amendment to Loan Agreement, dated as of January 19, 2005, by and among Integral Systems, Inc., SAT Corporation, Inc. and Bank of America, N.A.